Exhibit 4.2(p)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

Research Agreement’

Date:

AUTOGEN PTY LTD, ACN 074 636 847

(“Autogen”)

DEAKIN UNIVERSITY

(“Deakin University”)

INTERNATIONAL DIABETES INSTITUTE

ACN 007 342 412 (“IDI”)

THIS AGREEMENT is made the 28th day of February 1997

BETWEEN

AUTOGEN PTY LTD ACN 074 636 847 of 8th Floor, 580 St Kilda Road, Melbourne, Victoria, 3004 (“Autogen”)

DEAKIN UNIVERSITY a body corporate and politic established pursuant to Deakin University Act 1974 through its School of Nutrition and Public Health, Geelong Campus of Pigdons Road, Geelong, Victoria, 3217 (“Deakin University”)

AND

INTERNATIONAL DIABETES INSTITUTE ACN 007 342 412 of 260 Kooyong Road, Caulfield, Victoria, 3162 (“IDI”)

WHEREAS:

A.            Autogen proposes to engage in research in the fields of diabetes, obesity, allergy, asthma and autoimmunity (“the Research Fields”).

B.            Deakin University through its School of Nutrition and Public Health has expertise in one or more areas of the Research Fields (“the Research Expertise”), and owns or has an exclusive licence of the Pre-existing Intellectual Property. Deakin University and IDI have been collaborating for several years using the Research Expertise. The Patent has been licensed exclusively to Deakin University by the Patent Applicants for use in the Project.

C.            Autogen desires to collaborate with Deakin University and to provide the Funding for the Project using the Research Expertise in return for the joint ownership and a licence of all Intellectual Property in the result of the Project on the terms set out in this Agreement.

D.            The parties wish to ensure that the Research Expertise is applied to the Project and that the results of the Project are, if appropriate, commercialised by Autogen.

E.             IDI is the owner of a Sand Rat colony based at Deakin University and has agreed to make the Sand Rats available to Deakin University for the purposes of the Project.

F.             Autogen is a subsidiary of AWI, which is listed on the Stock Exchange.  IDI and Deakin University are aware that the Corporations Law prohibits insider trading and shall use their best endeavours to ensure that their employees and contractors are also made aware of such prohibition.  IDI and Deakin University are aware of the continuous disclosure requirements applicable to companies listed on the Stock Exchange and shall use their best endeavours to ensure that their employees and contractors are also aware of such requirements and shall advise Autogen in writing of any material advancements or developments as they occur.

NOW THIS AGREEMENT WITNESSES as follows:

1 .            DEFINITIONS AND INTERPRETATION

1. 1          Definitions

In this Agreement the following words and expressions shall have the meanings ascribed thereto as follows (unless the context otherwise requires):

“AWI” means Australia Wide Industries Limited ACN 000 248 304.

“Budgets and Workplans” means the detailed budgets and time plans and schedules for work to be carried out under the R&D Program and attached in Schedule 3 as may be amended from time to time by agreement between Autogen and Deakin University.

“Commencement Date” means the date specified in Item 3 of Schedule 1.

“Confidential Information” means in relation to Autogen, information that:

(a)           is by its nature confidential;

(b)           is designated by Autogen as confidential; or

(c)           Deakin University and/or IDI knows or ought to know is confidential; and includes -

(d)           information comprised in or relating to any Intellectual Property rights of Autogen;

(e)           information relating to the financial position of Autogen and in particular includes information relating to the assets or liabilities of Autogen and any other matter that does or may affect the financial position or reputation of Autogen;

(f)            information relating to the internal management and structure of Autogen, or the personnel, policies and strategies of Autogen;

(g)           information of Autogen to which Deakin University and/or IDI has access other than information referred to in paragraphs (d), (e) and (f) that has any actual or potential commercial value to Autogen or to the person or corporation which supplied that information;

(h)           information in the possession of Deakin University and/or IDI relating to Autogen’s clients or suppliers, and like information;

(i)            information of Autogen disclosed to Deakin University and/or IDI before or after the Commencement Date.

“Dr Collier” means Dr Gregory Royce Collier of 22 Kestral Place, Ocean Grove, Victoria, 3226 Principal Investigator at Deakin University.

“Funding” means:

(a)           in respect of the Initial Term the amount specified in Item 1 of Schedule 1; and

(b)           in respect of any period after the Initial Term, the amount agreed in writing by the parties to be paid by Autogen for that Period.

“Initial Term” means the period of one year from the Commencement Date.

“Intellectual Property” includes intellectual and industrial property or rights of any nature throughout the world and all reversionary interests therein, including inventions, rights to or arising from inventions, letters patent, applications for letters patent, utility models, copyright in works of any nature, industrial designs, registered designs, rights to or arising from any industrial design, computer programs of any nature, Confidential Information, trade secrets, “know how”, technical or commercial expertise or knowledge and any ideas or information of a commercial or valuable nature.

“Net Sales Revenue” means the revenue in Australian dollars received by Autogen or any Related Body Corporate from all sales of the Products or licence fees or royalties derived from licensing of the Intellectual Property to produce, market and sell the Products, after the deduction of all trade discounts, returns of sales, foreign exchange charges, withholding tax, sales tax or similar tax such as consumption tax, goods or services tax or value added tax and insurance and freight costs under a cost insurance and freight arrangement before the deduction of administrative, marketing and manufacturing costs and corporate income tax.

“Patent” means the Australian Patent Application in the names of the Patent Applicants specified in Schedule 4 and any patent applications in Australia or elsewhere based thereon.

“Patent Applicants” means the applicants for the Patent specified in Schedule 4.

“Pre-existing Intellectual Property” means the Intellectual Property developed before the Commencement Date, owned solely by Deakin University and specified in Schedule 4 to be made available for use in the Project or owned by the Patent Applicants, Iicenced to Deakin University and specified in Schedule 4 to be made available by Deakin University with the consent of the Patent Applicants for use in the Project.

“Products” means the products and results of the Project.

“Project” means scientific research using the Research Expertise into the role of potential pharmaceutical agents on food intake, body weight control and parameters of insulin resistance and diabetes as examined in studies into therapeutic regulators of food intake and appetite conducted by Deakin University pursuant to this Agreement.

“Project Location” means the School of Nutrition and Public Health, Deakin University, Pigdons Road, Geelong, Victoria, 3217.

“‘Research Expertise” means the fields of expertise of Deakin University specified in Item 2 of Schedule 1.

“Research Fields” means the fields of diabetes, obesity, allergy, asthma and autoimmunity and such other fields as Autogen may include from time to time.

“Research Proposal” means the proposal developed by Dr Collier and IDI and attached in Schedule 2 of this Agreement.

“R&D Program” means the program of research and development work to be carried out by or on behalf of Deakin University pursuant to this Agreement in relation to the Project.

“Sand rats” means Psammomys obesus.

“Stock Exchange” means Australian Stock Exchange Limited.

“Term” means the Initial Term of this Agreement and any agreed extension in accordance with clause 3.

1.2           Interpretation

Where the context so permits, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include corporations and vice versa and words importing the singular number shall include the plural and vice versa (unless repugnant or inconsistent to the context in which they are used).

Any table of contents to this Agreement and any headings and marginal notations in this Agreement have been inserted for convenience only and shall not in any way limit or govern the construction of the terms of this Agreement.

2.             APPOINTMENT OF DEAKIN UNIVERSITY

2.1           Autogen hereby appoints, and Deakin University accepts the appointment of, Deakin University to conduct the Project in accordance with the Research Proposal such appointment to take effect on and from the Commencement Date.

2.2           Deakin University shall provide the services of Dr Collier as the principal scientist to conduct the Project and supervise and direct the scientific staff engaged in the conduct of the Project.

2.3           The Project shall be carried out at the Project Location or as Dr Collier shall direct from to time.

2.4           Dr Collier shall select and Deakin University shall employ or engage, on contract, such scientific staff as shall be necessary to conduct the Project.

2.5           Deakin University may, subject to the prior written consent of Autogen, sub-contract the performance of any part or parts of the work for the Project provided that in so doing the sub-contractor first enters into a confidentiality agreement on terms reasonably acceptable to Autogen including:

•              a covenant not to infringe any Intellectual Property rights of Autogen, Deakin University and IDI;

•              an acknowledgement that all Intellectual Property Rights arising from the carrying out of the sub-contracted work shall belong to Autogen, Deakin University and IDI in accordance with this Agreement.

2.6           Deakin University shall at all times use its best endeavours to ensure that completion of the respective stages of the Project is achieved substantially in accordance with the timetable set out in the Project and in the Budgets and Work-plans.

2.7           Deakin University shall at all times indemnify, hold harmless and defend Autogen and its respective officers, employees and agents (in this clause 2.7 referred to as “those indemnified”) from and against any loss (including reasonable legal costs and expenses) or liability reasonably incurred or suffered by any of those indemnified arising from any suit, action or proceeding by any person against any of those indemnified where such loss or liability was caused by any wilful, unlawful or negligent act or omission of Deakin University, its employees, agents or sub-contractors in connection with this Agreement or by any Products infringing any person’s Intellectual Property rights where such infringement was caused by any wilful, unlawful or negligent act or omission of Deakin University.

2.8           IDI shall make available to Deakin University, for the Project, Sand Rats owned by IDI.

3.             TERM

This Agreement shall commence on the Commencement Date and shall continue (subject to the provisions as to termination hereunder) for the Initial Term. Not less than three months prior to the expiration of the Initial Term the parties shall determine whether this Agreement is to continue by mutual agreement.  If no agreement is reached between the parties by the end of the Initial Term, this Agreement shall terminate at the end of the Initial Term. If agreement is reached between the parties prior to the end of the Initial Term, this Agreement shall continue to apply for the further term agreed by the parties subject to any written variations to this Agreement agreed by the parties.

4.             FUNING OF THE PROJECT

4.1           Subject to this Agreement, Autogen shall provide the Funding to finance the Project over the Term, in accordance with the payment program in Item 1 of Schedule 1.

4.2           Subject to this Agreement, Autogen shall provide the Funding for the Initial Term however Deakin University shall be required to achieve the milestones set in the Budgets and Workplans to an appropriate standard as specified in this Agreement.

4.3        Subject to sub-clauses 4.4 and 4.5, the Funding shall be used to pay for salaries of staff engaged in the conduct of the Project (save and except for Dr Collier whose salary shall continue to be paid by Deakin University).

4.4           Subject to sub-clauses 4.3 and 4.5, Deakin University shall ensure that no more than [*] of the Funding shall be used for administration and infrastructure costs and that the balance of the Funding is properly applied directly to the Project-.

4.5           Subject to sub-clauses 4.3 and 4.4, Deakin University shall use the Funding for the Project in accordance with the Budgets and Workplans or for such other research in the Research Fields as shall be agreed in writing by the parties.

4.6           Any equipment or materials purchased for use in the Project by Deakin University using the Funding and not incorporating any of the Intellectual Property shall become the property of Deakin University upon purchase, except where this Agreement is terminated pursuant to clause 10.1(a) hereof in which case such equipment and materials shall be the sole property of Autogen.

5.             PERFORMANCE REVIEW

5.1           The parties shall review the progress of the Project every three (3) months.

5.2           The purpose of the reviews shall be to ascertain whether the stages targeted and milestones set in the Budgets and Workplans are being met at the appropriate times and to an appropriate standard.

5.3           Dr Collier shall three (3) months after the date of this Agreement, and every three months thereafter, provide Autogen and Deakin University with a written report for the purposes of the review setting out adequate details of the following:

(a)           the progress of the Project work during the preceding 3 months, and whether all milestones which ought to have been reached during that period have been reached and best professional standards maintained;

(b)           any material advances or developments;

(c)           any material delays or unforeseen problems in the conduct of the Project;

(d)           any recommendations on changes to the Project or associated Budgets and Workplans, including changes in direction of the Project;

(e)           any other relevant information relating to or affecting the Project.

The report from Dr Collier shall be provided to the parties within fourteen (14) days of the end of the relevant three (3) month period.

5.4           Within fourteen (14) days after receipt of a report from Dr Collier pursuant to clause 5.3, Autogen may request, in writing to Deakin University, that any stage or part of the Project be varied, suspended or declared completed.

5.5           In addition to the reports under clause 5.3, Dr Collier on behalf of Deakin University will immediately advise Autogen in writing of any material advancements or developments as they occur.

5.6           Any dispute between the parties concerning a request made under clause 5.4 hereof, shall be determined under the provisions of clause 13 hereof.

5.7           If so requested by Autogen, the parties shall meet to consider the report from Dr Collier pursuant to clause 5.3, and to discuss the progress of the Project and any variation or suspension of the R&D Program.

5.8           Subject to clause 4.2, if Autogen after consulting with the parties is, in Autogen’s sole and absolute discretion, satisfied as to the progress of the Project after each review pursuant to this clause 5, and the R&D Program has not been suspended or declared completed pursuant to clause 5.4, Autogen shall make the Funding payment specified in Item 1 of Schedule 1.

6.             OWNERSHIP OF INTELLECTUAL PROPERTY

6.1           The parties acknowledge and agree that all Intellectual Property developed acquired or created either directly or ancillary to the Project shall belong to and be the property of Autogen as to [*] %, Deakin University as to [*] % and IDI as to [*] %.

6.2           The parties acknowledge and agree that all Pre-existing Intellectual Property is owned by Deakin University except the Patent which is owned by the Patent Applicants and has been exclusively licensed to Deakin University. Deakin University shall make available all Pre-existing Intellectual Property including, with the consent of the Patent Applicants, the Patent free of charge for use in the Project. Deakin University warrants the written consent of the Patent Applicants has been obtained for the purposes stated.

6.3           All discoveries inventions secret processes designs or improvements in procedure or methods made or discovered by any party during the currency of this Agreement arising from the Project, shall belong to Autogen, Deakin University and IDI in the proportions specified in clause 6.1.

6.4           Autogen, Deakin University and IDI may jointly take out and maintain appropriate protection for all new discoveries and developments made under the Project and the parties shall assist each other in applying for letters patent, or other Intellectual Property protection in Australia or in any other part of the world for all such discoveries and developments and execute all instruments and do all things necessary for vesting the said letters patent or other Intellectual Property protection and rights when obtained and all right and title to and interest in the same in Autogen, Deakin University and IDI. Autogen, Deakin University and IDI shall bear the costs of taking out and maintaining appropriate protection for all new discoveries and developments made under the R&D Program in the proportions specified in clause 6.1.

6.5           Deakin University and IDI hereby grant to Autogen for a term of twenty-five (25) years, from the Commencement Date, an exclusive, worldwide licence of the Pre-Existing Intellectual Property and the Intellectual Property and Autogen shall have the right to sub-licence its rights and to decide in its absolute discretion as to how the Intellectual Property and the Products are to be commercially exploited.

6.6           If the Products are successfully commercialised, Autogen shall pay to Deakin University an annual royalty based on [*] percent [*] % of the Net Sales Revenue.

6.7           If the Products are successfully commercialised, Autogen shall pay to IDI an annual royalty based on [*] percent [*] % of the Net Sales Revenue.

6.8           Autogen shall solely decide upon whether and, if so, the terms and conditions upon which, to develop and commercially exploit the Intellectual Property and the Products whether by licensing or otherwise, throughout the world. All income and royalties derived from the development and commercialisation of the Intellectual Property and the Products shall, subject to clauses 6.6 and 6.7, belong to Autogen solely.

7.             CONFIDENTIALITY

7.1           All information relating to the Project which is supplied by or on behalf of Autogen, or which relates to or arises from the Project, shall be treated by Deakin University, IDI and Dr Collier as confidential and shall be used solely during the Term of and in accordance with this Agreement to enable Deakin University and its sub-contractors to carry out the Project.

7.2           Prior to disclosing any of the Confidential Information to any of Deakin University’s or IDI’s employees or subsidiaries or related companies or sub-contractors Deakin University or IDI (as the case may be) will procure the execution by the party in question of a Deed as set out in Schedule 5 or otherwise in the form and substance satisfactory to Autogen whereby the person to whom it is intended to disclose any of the Confidential Information undertakes to maintain the same in confidence and acknowledges Autogen’s interest therein.

7.3           Deakin University and IDI hereby undertake and agree that, except for such disclosure as is prudent and reasonably necessary for the purposes of this Agreement, no part of the Confidential Information given to it pursuant to this Agreement shall be disclosed to anyone who is not an employee or sub-contractor of Deakin University and/or IDI except with Autogen’s prior written approval which if given shall be on the basis that the recipient of any part of the Confidential Information shall first be bound to Deakin University and Autogen or IDI and Autogen as the case may be by contract to maintain the same in confidence. Without prejudice to the foregoing Deakin University and/or IDI shall use its best endeavours to take all reasonably necessary steps to prevent the Confidential Information from passing into the public domain.

7.4           Nothing stated herein shall be construed as restricting or creating any liability for the disclosure or communication of Confidential Information which:

(a)           is now or becomes publicly known through no wrongful act of Deakin University and/or IDI as the case may be;

(b)           is received from a third party without restriction and without breach of this Agreement;

(c)           is now or comes to be contained in any published patent or published or otherwise generally known to the trade through no wrongful act of Deakin University and/or IDI as the case may be; or

(d)           is disclosed pursuant to governmental legislative or judicial requirement, including disclosure by AWI pursuant to its obligations under the Corporations Law or the Stock Exchange listing rules.

7.5           The obligations set out in this clause 7 shall remain in full force and effect, and shall continue to bind each of the parties, notwithstanding that this Agreement may have been terminated, or one of the parties may have ceased to be a party to this Agreement, for any reason.

8.             LIABILITY AND OBLIGATIONS

8.1           Each party agrees during the period of this Agreement and at all times thereafter to indemnify and hold harmless the other parties against any and all actions, suits, proceedings, claims, demands, costs, penalties, expenses (legal or otherwise) or losses whatsoever which may arise out of or in respect of or in any way connected with the conduct of the Project in that party’s laboratories or which any tests or trials that may be carried out in connection therewith or as a result of any act or omission of any servant or agent or sub-contractor of that party in respect of the foregoing.

8.2           Each party covenants and undertakes that the work under the Project including the carrying out of all tests and trials will at all times be conducted to the highest possible professional standards and in accordance with all applicable rules, regulations and conditions and in particular will procure that no actions suits or proceedings will be made against the other parties in respect of or in connection with the conduct of the work under the Project.

8.3           Deakin University shall be responsible for obtaining necessary regulatory approval (if any), by any and all government agencies, for conducting research and development work in the field of the Project in Australia.  Deakin University shall deliver copies of all such approvals (if any) to Autogen within seven (7) days of receipt of such approvals by Deakin University. Deakin University may pay from the Funding the costs of any infrastructure required in order to obtain regulatory approval provided that the limitation for use of the Funding in clause 4.4 shall not be exceeded.

8.4           Autogen is a subsidiary of AWI, which is listed on the Stock Exchange.  IDI and Deakin University are aware that the Corporations Law prohibits insider trading and shall use their best endeavours to ensure that their employees and contractors are also made aware of such prohibition.  IDI and Deakin University are aware of the continuous disclosure requirements applicable to companies listed on the Stock Exchange and shall use their best endeavours to ensure that their employees and contractors are also aware of such requirements and shall advise Autogen in writing of any material advancements or developments as they occur.

9.             PUBLICATION

9.1           Neither Deakin University nor IDI shall (and shall procure that Dr Collier shall not), without the prior written approval of Autogen, publish in academic or scientific publications the results of any part of the Project. Autogen may withhold its approval if in its opinion that, having regard to commercial considerations, publication would not be appropriate in the circumstances.

9.2           Prior to submission for publication of any proposed paper, the party proposing to publish the same shall forward a copy of the paper to Autogen, at the same time as requesting approval for publication.

9.3           Each such request for approval for publication shall be made in sufficient time to allow for the filing (on behalf of Autogen, Deakin University and IDI) of provisional patent applications, if considered appropriate.

9.4           The publishing party shall make appropriate acknowledgement in the publication, of Autogen’s involvement and interest in the subject matter of the publication.

9.5           If Autogen has not developed and commercially exploited the Intellectual Property and the Products within eighteen (18) months of the expiration of this Agreement, Deakin University may seek approval in writing from Autogen to publish in academic or scientific publications the results of any part of the Project.  Autogen shall solely decide if such approval shall be granted.  If such approval is granted, it may be on such conditions as Autogen may, in its absolute discretion, specify.

10.          TERMINATION

10.1         For the purposes of this clause, a ground of termination shall occur under this Agreement:

(a)           if Deakin University fails to commence work on the Project within thirty (30) days of the date of this Agreement; or

(b)           if Deakin University fails to achieve the milestones set out in the Budgets and Workplans or maintain the best professional standards; or

(c)           the Project is not, in the opinion of Autogen, producing or likely to produce results from the Project which can be commercialised by Autogen; or

(d)           Deakin University does not utilise Dr Collier or such other researchers as Autogen in its absolute discretion deems appropriate to work on the Project; or

(e)           if the parties do not agree by the end of the Initial Term to continue this Agreement as required by clause 3.

10.2         In the event of Deakin University being in default under this Agreement as specified in clause 10.1, Autogen may, by notice in writing to Deakin University and IDI immediately terminate this Agreement in whole or in part without prejudice to any right of action or remedy which has accrued or which may accrue in favour of either parry.

10.3         In the event of termination under this clause 10, Autogen may, by notice in writing to Deakin University, require Deakin University to make available to Autogen all information relating to the Project and to assign any Intellectual Property relating to the Project not already owned by Autogen to Autogen by the date specified in the notice.

10.4         If Autogen ceases to provide the Funding pursuant to clause 5.8 hereof, Deakin University and/or IDI may give thirty (30) days written notice to Autogen of the intention of Deakin University and/or IDI to terminate this Agreement and unless Autogen resumes payment of the Funding within the 30 day period, this Agreement shall terminate at the expiration of the thirty (30) day period.

11.          CO-OPERATION AND ASSISTANCE

11.1         Deakin University shall, and shall use reasonable efforts to ensure that all persons employed or contracted by Deakin University working on the Project shall, co-operate fully with Autogen both during the Term of this Agreement and after the termination of this Agreement to provide Autogen with such information concerning the Project as Autogen may require from time to time and such assistance as Autogen may require in applying for Intellectual Property rights throughout the world.

11.2         Deakin University shall, and shall use reasonable efforts to ensure that all persons employed or contracted by Deakin University working on the Project shall, ensure that all information concerning the Project is promptly communicated to Autogen and that Autogen is provided with all necessary technical explanations and data to ensure that Autogen is fully informed as to the progress and status of the Project.

11.3         Deakin University shall, and shall use reasonable efforts to ensure that all persons employed or contracted by Deakin University working on the Project shall, provide such assistance to Autogen as may be required by Autogen both during the term of this Agreement and thereafter during the commercialisation period in the commercialisation of the results of the Project.

11.4         After the expiration or earlier termination of this Agreement, none of IDI, Dr Collier or Deakin University shall be engaged in any research project similar to the Project using the Research Expertise for a period of six months thereafter throughout Australia.

12.          GENERAL

12.1         This Agreement shall be governed by, and construed in accordance with the laws of the State of Victoria, Australia, and the parties hereto submit to the non-exclusive jurisdiction of the courts of such State. All disputes arising between the parties out of or in connection with this Agreement in any way, shall also be resolved or determined according to the laws of the State of Victoria, or if those laws are inapplicable, then the laws of the Commonwealth of Australia.

12.2         If it is held by a court of competent jurisdiction that:

(a)           any part of this Agreement is void voidable illegal or unenforceable; or

(b)           this Agreement would be void voidable illegal or unenforceable unless any part of this Agreement was severed from this Agreement,

that part shall be severable from and shall not affect the continued operation of the rest of this Agreement

13.          ARBITRATION

13.1         The parties agree that in the event of any dispute arising under or in connection with this Agreement, such dispute shall be referred for determination by an arbitrator, appointed by the President of the Institute of Arbitrators Australia.

13.2         In determining any dispute arising under or in connection with this Agreement, the arbitrator appointed pursuant to clause 13.1 hereof shall be required to restrict himself to deciding which of the views of the parties in dispute is correct, and shall make a determination in accordance with that decision.

13.3         Subject to clause 13.2 any arbitration carried out hereunder shall be in accordance with the provisions of the Commercial Arbitration Act 1984, and the parties agree that they shall have the right to be legally represented before the arbitrator.

13.4         The arbitrator’s decision shall be accepted by the parties as a final determination of the matter in dispute and binding upon them.

13.5         A party may commence court proceedings relating to any dispute arising from this Agreement at any time where that party seeks urgent interlocutory relief.

14.          NOTICES

14.1         Any notice (which expression shall also include a demand, request, consent or instrument required or authorised to be given to or served on any parry under this Agreement)

(a)           shall be in writing and signed by or in the case of a facsimile transmission shall be a true copy of an original signed by (in the case of a notice by Autogen) any director or the secretary of Autogen; (in the case of a notice by Deakin University), the Vice Chancellor or any Deputy or Assistant Vice Chancellor of Deakin University or (in the case of a notice by IDI) by the Chief Executive Officer of IDI;

(b)           shall be given either:

by being delivered by hand to (in the case of a notice to Autogen) its above mentioned address, attention: Company Secretary; or (in the case of a notice to Deakin University) its abovementioned address, attention: Vice Chancellor; or (in the case of a notice to IDI) its abovementioned address, attention: Chief Executive Officer; or

(ii)           by facsimile transmission to (in the case of Autogen) 95102248, attention: Company Secretary; or (in the case of Deakin University) 52278500 attention: Vice Chancellor; or (in the case of IDI) 92585090 attention: Chief Executive Officer;

and a notice given by facsimile transmission, shall be deemed to have been given upon the issue to the transmitter of a satisfactory transmission control report indicating due transmission without error.

14.2         The undermentioned signatories hereby acknowledge that they have not received notice of the revocation of the authorisation under which they have respectively executed this Agreement.

15.          CONTINUING OBLIGATIONS

The provisions of clauses 2.7, 4.2, 6, 7, 8.1, 9 and 11 shall remain in full force and effect, and shall continue to bind each of the parties, notwithstanding that this Agreement may have been terminated, or one of the parties may have ceased to be a party to this Agreement for any reason.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto on the day and year first hereinbefore written.

THE COMMON SEAL of AUTOGEN PTY LTD ACN 074 636 847 was affixed by the authority of the Board of Directors in the presence of:

(Signature of Secretary/Director)

(Name of Secretary/Director in Full)	(Name of Director in Full)

SIGNED by the authorised representatives for DEAKIN UNIVERSITY

Signatory	Signatory

Print Name of Signatory	Print Name of Signatory

Position of Signatory	Position of Signatory

By executing this Agreement the signatories warrant that they are duly authorised to execute this Agreement on behalf of DEAKIN UNIVERSITY.

THE COMMON SEAL of INTERNATIONAL DIABETES INSTITUTE ACN 007 342 412 was affixed by the authority of the Board of Directors in the presence of:

(Signature of Secretary)	(Signature of Director

(Name of Secretary in Full)	(Name of Director in Full)

SCHEDULE 1

Item 1     Funding: $[*] per annum.

Payable by Autogen to Deakin University as follows:

$[*] upon signing this Agreement

$[*] upon commencement of the R&D Program

$[*] upon satisfactory completion of 3 month review

$[*] upon satisfactory completion of 6 month review

$[*] upon satisfactory completion of 9 month review

Commencement of the R&D Program shall be notified to Autogen in writing by Deakin University and Dr Collier following the commencement of the work required by the Budgets and Workplans. Upon receipt of such written notice Autogen shall pay to Deakin University the payment due upon the commencement of the R&D Program.

Funding:        If this Agreement is extended beyond the Initial Term pursuant to clause 3, the parties shall agree in writing the Funding for the Term. Payments shall be upon receipt by Autogen of further three monthly reports as required pursuant to clause 5.3.

Item 2     Research Expertise: The fields of obesity and diabetes.

Item 3     Commencement Date: 14 February 1997.

SCHEDULE 2

Research Proposal

LAY DESCRIPTION OF THE PROJECT

Novel therapies for the treatment of obesity

The primary aim of this research program is to discover novel genes that will be integral to the development of new therapeutic approaches directed at the treatment and prevention of obesity.

The unique feature of this program is the availability of the Israeli Sand Rat colony at Deakin University. The Israeli Sand Rat is the only animal model which develops a broad spectrum of defects in food intake, body fat and diabetes comparable to similar defects measured in humans.  For example, it is possible in the Israeli Sand rat to find 2 offspring from the same parents, one will remain lean and free from diabetes, while the other overeats and subsequently develops obesity. Both of these animals have exactly the same environmental influences - Why does one overeat??

By utilising the latest techniques available in molecular biology (gene fingerprinting) we will be able to determine the different genes being expressed in obese animals - isolate these genes and determine their role in obesity development. Novel genes uncovered will be patented and their metabolic potential determined. Over 50 studies have been published this year utilising this new and powerful technique. These publications have covered a wide range of disciplines including cancer, botany, respiratory disease, muscular dystrophy, osteoporosis and obesity and have resulted in the description of a number of novel genes.

Another separate, but complimentary component of this program will be the testing in the Israeli Sand Rat of new therapeutic approaches to obesity control.  The unique feature of the Israeli Sand Rat also makes it the animal of choice when determining the potential of new drug therapies.

We currently have a number of developmental drugs to be tested. One example is our research interest in nicotine analogues. We have interesting preliminary data linking smoking with increased sensitivity to a potential satiety signal (leptin) in humans.  Our data supports the notion that nicotine withdrawal after cessation of smoking may result in increased appetite and subsequent weight gain. This opens therapeutic avenues to explore nicotine analogues (without the detrimental side effects of nicotine) to be tested in the Israeli Sand rat.  We have a patent application covering this developmental research and in collaboration with chemists at the Institute for Diabetes Discovery in CT, USA a variety of nicotine analogues will be prepared and tested for therapeutic potential in the Israeli Sand rat.

In summary, the availability of first class animal research facilities at Deakin University coupled with new molecular biology techniques and the unique features of the Israeli Sand rat makes this an exciting prospect for major new discoveries.

PROJECT OUTLINE

Introduction

A major feature of this research program is the availability of a unique animal model for the study of obesity and diabetes, the Israeli Sand rat (Psammomys obesus). At Deakin University we breed one of only 3 research colonies of this animal in the world.  The Israeli Sand rat is an excellent animal model for the study of obesity and NIDDM as it appears to mimic the development of obesity and diabetes in susceptible human populations. In the wild state, animals remain lean and free from diabetes, however, in the laboratory with food available ad libitum, a broad spectrum of hyperglycaemia, hyperinsulinemia, impaired glucose tolerance, and obesity develops. Over the past five years we have established a colony of sand rats at Deakin University and during the last three years further characterised the metabolic defects that appear in this animal model.

Despite our extensive studies characterising the defects that occur in sand rats, the underlying reason why some animals develop obesity and diabetes while others remain lean and healthy is unclear.  These animals display characteristics similar to predisposed human populations at increased risk of developing obesity and NIDDM, and both could carry the “thrifty gene”. In this research program we have the opportunity to combine physiological and molecular biology techniques to discover novel genes involved in the heterogeneous development of diabetes and obesity in this colony.

Explanation of Commercial Potential

The discovery of new genes related to the development of diabetes and obesity will have far-reaching implications for prevention and treatment of these major western diseases. In addition the animal model because of its characterised features similar to human obesity and NIDDM make it the animal of choice when testing potential new therapies aimed at either prevention or treatment of these conditions.

Overall Research Plan

The overall research plan will span a 5 year period, but can be broadly divided into 2 major stages:

Stage 1:

This stage will aim to uncover new genes involved in the development of NIDDM and obesity. The genes discovered will be sequenced and if novel will be patented and their protein products expressed.

Stage 2:

This stage will involve investigating the physiological role of newly discovered peptides from stage 1.  In addition, intervention and prevention studies will be performed in the Israeli Sand rat using potential new therapies.

Stage 1 of the proposal will be ongoing for the duration of the program.  The experiments involved are labour intensive and will uncover many differentially expressed genes in obese or diabetic tissues. The ability to discover new genes is exciting and potentially very rewarding. Stage 2 will not only investigate the new gene products discovered in Stage l, but will immediately begin with the testing of a number of existing new therapies as outlined below.

The final outcome of this 5 year research program will be the discovery of new potential therapies tested physiologically in the best animal model available for obesity and NIDDM and ready for progression to the next stage of development.

Brief Research Outline

Israeli Sand Rat Colony:

The success of this project is dependent on a healthy and viable colony of Israeli Sand rats. The colony at Deakin University will be expanded to facilitate the planned experiments over the 5 year period. The animal housing facility, both breeding and experimental housing at the university are first class and will not provide excellent infrastructure for the program.  To expand the colony and maintenance of the ongoing animal demands and the continual care and health of the colony will require recruitment of suitably trained staff.  In addition, initial infrastructure costs for the expansion of the colony, including caging and racks will be needed in the first year.

Stage 1:

As described above this part of the research will continue for the 5 years of the program.

Why do some animals develop these physiological defects and proceed through obesity to diabetics, while other animals (even in the same family) remain lean and non-diabetic? The specific aim of this project will be to utilise the new and exciting technique of differential display polymerase chain reaction (ddPCR) to uncover differences in tissue gene expression in sand rats that naturally develop obesity and diabetes compared with lean non-diabetic animals. ddPCR is a powerful procedure for detection of differentially expressed genes. It permits the simultaneous identification of genes that are up or down regulated under different conditions.

Two recent publications have highlighted the effectiveness of this technique. A recent report in Nature, identified that melanin concentrating hormone (MCH) was differentially expressed in ob/ob mice and when purified and injected into the brain of ob/ob mice dramatically increased food intake. Previously MCH had no known physiological function! In another recent publication a new gene product was discovered expressed in the adipose tissue of obese mice and called ADIPOQ. In the current research program, various tissues including brain, liver and skeletal muscle will be isolated from lean, non-diabetic and obese sand rats and ddPCR will be performed to examine all differentially expressed genes. This technique has been established in our laboratory over the past 12 months. By linking defects exposed by this technique with physiological defects in animals, we will be able to pursue metabolic pathways not previously linked with development of diabetes and obesity.

As discussed above this is a large ongoing project and will require the appointment of 2-3 key experienced researchers. This will increase the productivity and allow the systematic examination of very large numbers of tedious but potentially rewarding experiments. There will also be an initial outlay for infrastructure costs to increase the productivity of the current research laboratory to ensure that the numbers of experiments can be carried out during the program maximising the change of success.

Stage 2:

The Israeli Sand rat has already been used successfully in our laboratory in a number of intervention and treatment experiments. In intervention studies the effects of fatty acid oxidation inhibition have been examined with daily intraperitoneal injections of a specific inhibitor, Etomoxir. These studies demonstrated the ability of_ this treatment to improve glucose metabolism and insulin sensitivity in diabetic animals. In addition, exercise interventions and energy restriction experiments have highlighted the reversible nature of the defects in energy balance and glucose metabolism. We have also performed prevention studies, limiting the food intake of animals from weaning. These experiments clearly demonstrated the prevention of diabetes development with the restriction of energy intake. These studies highlight the suitability of this animal model for experiments testing the efficacy and mode of action of new potential drug therapies.

This stage will involve investigation of the physiological role of new peptides found in Stage 1 described above and the immediate testing of a number of possible therapeutic agents to treat diabetes, obesity and cardiovascular disease.

Obesity

Structurally altered nicotine based agents will be tested for their therapeutic potential. We have applied for provisional patents. The structural chemistry can be performed in collaboration with a company with structural chemistry expertise and we will perform the physiological experiments at Deakin University.

Important factors essential for a successful research program

1.             First class facilities.

2.             Top quality research scientists.

3.             Unique research plan.

4.             Constant interaction with leading international research groups.

5.             Continual international peer review of research findings.

SCHEDULE 3

Budgets and Workplans

STAGE

Equipment	[*]	thermal cycler
	[*]	power supplies
	[*]	ddPCR apparatus
	[*]	-85° freezer
	[*]	-20° freezer, fridges, etc

Administration	[*]	computers, journals, etc.

Maintenance	[*]	ddPCR, radiochemicals and consumables
	[*]	physiological experiments, assays, and consumables
	[*]	animal colony maintenance

Staff	[*]	post-doctoral scientist (+on-cost)
	[*]	graduate research scientist (+on-costs)
	[*]	part-time animal technician support (+on-cost)

University infrastructure costs	[*]	10% University, 5% Faculty, 5% School

TOTAL BUDGET	$ [*]

STAGE l:               NOVEL THERAPIES FOR THE TREATMENT OF OBESITY MILESTONES FOR OCTOBER 1996 - SEPTEMBER 1997

1.             OCTOBER - DECEMBER 1996

The first three months of the project will involve recruitment of new staff and purchasing of new equipment necessary for the project. The equipment to purchase and the staff necessary are outlined in Stage 1 of the research proposal. The specific milestones to be reached in the first three months are outlined below.

(a)           New equipment purchased and established in laboratory.

(b)           Appointment of a key post-doctoral position (3 years) to begin as early as possible (January 1997).

(c)           Appointment of an animal technician to maintain the Israeli Sand Rat (Psammomys obesus) colony; continue to increase breeding pair numbers to accommodate the new projects.

(d)           Begin preliminary studies investigating the effectiveness of nicotinic acid in regulating energy balance and body weight control in Psammomys obesus.

2.             JANUARY - MARCH 1997

(a)           Appointment of second full-time position - dedicated to the discovery of new genes expressed in obesity using the ddPCR technique.

(b)           Establish the reproducibility and reliability of the ddPCR technique. At this stage, ddPCR should be a routine technique in our laboratories.

(c)           Finish preliminary studies of the effectiveness of nicotinic acid in energy balance and body weight control.  At this stage, the future of these studies should be decided.

3.             APRIL - JUNE 1997

(a)           Initial comparisons of differentially expressed genes in hypothalamus and adipose tissue of lean and obese animals.  This stage will involve a large number of experiments attempting to amplify via PCR large numbers of differentially expressed genes in obese and lean animals.

(b)           Further physiological studies on nicotinic acid or derivatives.

4.             JULY - SEPTEMBER 1997

During this stage the initial genes of interest will be identified by comparing lean and obese gene expression. Preliminary screening will be undertaken to eliminate false positives or spurious bands. Based on the appearance of differentially expressed genes in obese animals, bands will be cloned and sequenced. At this stage, is expected that a number of key genes will be identified for future studies.

SCHEDULE 4

Pre-existing Intellectual Property

The Patent

Australian Provisional Patent Application No. PO 1085/96 (annexed hereto) entitled “Treatment of Obesity” filed on 18 July 1996.

The Patent Applicants

IDI, Paul Zev Zimmet of 24 Linlithgow Road Toorak Victoria 3142, Roderick Alan Westerman of care of 260 Kooyong Road Caulfield Victoria 3162 and Dr Collier

Licence Agreement

Between the Patent Applicants and Deakin University dated the 20th day of February 1997 (annexed hereto).

THIS LICENCE AGREEMENT made at Melbourne on 20 February                                 1997.

BETWEEN

PAUL ZEV ZIMMET of 24 Linlithgow Road, Toorak 3142

RODERICK ALAN WESTERMAN, of 260 Kooyong Road Caulfield 3162

GREGORY ROYCE COLLIER of 22 Kestrel Avenue Ocean Grove 3226 (jointly “the

Patentors”)

- and -

DEAKIN UNIVERSITY a body politic and corporate established
pursuant to the Deakin University Act 1974 of Geelong 3217 in the State of
Victoria (hereinafter called “Deakin”)

RECITALS

A.            The Patentors are the beneficial owners of Australian Provisional Patent Application No PO 1085/96 entitled “Treatment of Obesity” (`the Patent”).

B.            Deakin, having research expertise in the field of obesity, proposes to enter into a Research Agreement (“the Principal Agreement”) with Autogen Pty Ltd ACN 074 636 847 of 8th Floor, 580 St Kilda Road, Melbourne 3004, and International Diabetes Institute ACN 007 342 412 of 260 Kooyong Road, Caulfield, 3162 to which this Licence annexed.

C.            The Patentors have licensed the Patent exclusively to Deakin to enable it to better perform its obligations pursuant to the Research Agreement.

THE PARTIES AGREE:

l.              This Agreement shall commence on 31 January 1997 and shall continue for the duration of the Principal Agreement and any extensions thereof.

2.             The Patentors hereby grant to Deakin a licence with a right to grant sub-licences to use the intellectual property contained in the Patent for the purposes and to the extent required by Deakin’s responsibilities under the Principal Agreement.

3.             The Patentors represent, warrant and undertake to Deakin that:

(a)           neither the execution of this Agreement nor the performance by the Patentors of their obligations will cause the Patentors to be in breach of any agreement to which they are a party or are subject:

(b)           the Patent is presently subsisting and the particulars as set out in this Agreement are true and correct;

(c)           the Patentors have the full right and title to the Patent and the invention the subject of the Patent;

(d)           the Patent Application (comprised in the Patent) has been made in the prescribed form and the prescribed manner;

(e)           the Patentors have not granted any licences or other user rights to any person in relation to any right, title or interest in the Patent or the invention the subject of the Patent;

(f)            the Patentors have not entered into any agreement or arrangement involving the sale, mortgage, pledge, granting of options or any other rights over the Patentors’ right, title and interest in the Patent or the invention the subject of the Patent;

(g)           the use by Deakin and any sub-licensee of Deakin of the Patent or the invention the subject of the Patent will not infringe any patent, trade mark, registered design, copyright or similar or other industrial commercial property right of any person nor give rise to payment by Deakin or any sub-licensee of Deakin of any royalty to any third party or any liability to pay compensation;

(h)           the Patentors are not aware of any fact by which the Patent may be declared invalid or any claim by which the Patent should be amended; and

(i)            the Patentors shall use their best endeavours to obtain a grant of letters patent in respect of the invention the subject of the Patent.

4.             The Patentors will provide the intellectual property contained in the Patent together with any know how and trade secrets to Deakin for the purposes of this Agreement.

5.             Deakin will pay to the Patentors a one-off licence fee of One Dollar ($1.00), receipt of which is hereby acknowledged.

6.             If any dispute arises between the parties hereto pursuant to this Agreement, it shall:

(j)            upon mutual agreement of the parties, be referred to mediation: or

(k)           at either party’s option or by mutual agreement, be referred to arbitration in accordance with the Commercial Arbitration Act 1984 (Vic), and each party may be represented by a qualified legal practitioner or by the representative of their choice.

7.             Each party may terminate this Agreement at any time upon written notice of the other if the other party defaults by failing to perform any substantial obligation on its party. The termination will become effective thirty days after receipt of written notice unless during the relevant period of thirty days the defaulting party has remedied the default or (if the default is not capable of remedy within thirty days) is diligently proceeding to cure the default by taking active, effective and continuing steps to do so and the default is in fact cured within a reasonable period of time after receipt of the relevant notice.

8.             Variations of this Agreement shall be made in writing and signed for and on behalf of the parties to this Agreement.

SIGNED as an agreement.

SIGNED by PAUL ZEV ZIMMETT in the prese

(Name of Witness in Full)	(Signature)

SIGNED by RODERICK ALAN WESTERMAN in the presence of

(Signature of Witness)

(Signature)

(Name of Witness in Full)

SIGNED by GREGORY ROYCE COLLIER in the presence of	) )
(Signature)

(Signature of Witness)
,
(Name of Witness in Full)

SIGNED for and on behalf of DEAKIN	)	Vice-Chancellor
UNIVERSITY by its duly authorised	)
officers in the presence of	)	Vice-President (Administration)

By executing this Agreement the signatories warrant that they are duly authorised to execute this Agreement on behalf of DEAKIN UNIVERSITY.

International Diabetes Institute

AND

Paul Zev Zimmet

AND

Roderick Alan Westerman

AND

Gregory Collier

[*]

FIGURE SCHEDULE 5

DEED OF CONFIDENTIALITY

THIS DEED is made on the date set out in Item 1 of Schedule 1.

BETWEEN:      THE COMPANY OR ENTITY WHOSE NAME AND ADDRESS IS SET OUT IN ITEM 2 OF SCHEDULE   1 (“Discloser”)

AND:                 THE PERSON OR COMPANY WHOSE NAME AND ADDRESS IS SET OUT IN ITEM 3 OF SCHEDULE 1 (“Recipient”)

RECITALS

A.            The Discloser has or may acquire certain Confidential Information.

B.            The Recipient wishes to have disclosed to it the Confidential Information and The Discloser is prepared to disclose the Confidential Information to the Recipient subject to various terms set out in this Agreement.

C.            In consideration of The Discloser agreeing to disclose the Confidential Information to the Recipient, the Recipient has agreed to accept confidentiality obligations on the terms set out in this Agreement.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.             DEFINITIONS AND INTERPRETATION

1.1           The following definitions apply in this Deed unless otherwise indicated:

“Autogen Research” means Autogen Research Pty Ltd ACN 074 636 847.

“Confidential Information” includes:

(a)           all of the terms of this Deed; and

(b)           Confidential Information as defined in the Research, Licence and Commercialisation Agreement between Autogen Research and Deakin University dated the       day of                 2000.

“Acknowledgement of Obligation of Confidentiality” means the document set out in Schedule 2.

1.2           In this Deed unless otherwise indicated:

(a)           any right or obligation which affects more than one person shall affect those persons jointly and severally;

(b)           headings are used for convenience only and shall have no binding effect;

(c)           use of the singular shall, where necessary, include the plural and vice versa; and

(d)           “person” includes a firm, body corporate, unincorporated association, or authority and such reference shall include that person’s successors and assigns.

2.             OBLIGATION OF CONFIDENTIALITY

2.1           The Recipient:

(a)           acknowledges that the Confidential Information has been disclosed to the Recipient in circumstances of confidence;

(b)           shall maintain such confidence and, subject to this Deed, refrain from disclosing or causing to be disclosed the Confidential Information to any person; and

(c)           shall only make use of the Confidential Information for the purpose, and to the extent, expressly authorized in writing by the Discloser.

2.2           The Recipient may disclose Confidential Information to any of its officers, employees, agents or advisers only after taking the following steps:

(a)           informing Autogen as to all persons who will be receiving the Confidential Information;

(b)           making available a copy of this Deed to such person or persons;

(c)           ensuring that such person or persons sign an Acknowledgement of Obligation of Confidentiality; and

(d)           ensuring that the signed Acknowledgement of Obligation of Confidentiality is delivered to Autogen.

2.3           The obligations of confidentiality owed by the Recipient pursuant to this Deed shall be enforceable by Autogen Research in accordance with this Deed as if Autogen Research were named as the Discloser in this Deed.

3.             QUALITY OF INFORMATION AND RELEASE

3.1           The Discloser makes no warranty or representation whatsoever as to the quality or accuracy of any Confidential Information which is the subject of this Deed.  The Discloser hereby excludes, to the full extent allowed by law, any condition or warranty that the Confidential Information has been prepared using reasonable care.

3.2           To the extent that the Recipient will rely on any Confidential Information the subject of this Deed, the Recipient will only do so after receiving independent advice, from an appropriately qualified person, that it is appropriate to do so.  The Recipient releases the Discloser from all claims, actions, damages, remedies arising from a failure to act on this independent advice.

4.             INDEMNITY

4.1           The Recipient acknowledges the interest of Autogen in the Confidential Information and that Autogen Research may suffer harm or loss or incur a liability if the Recipient breaches this Deed.

4.2           The Recipient acknowledges that the Discloser may suffer harm or loss or incur a liability if the Recipient breaches this Deed.

4.3           Accordingly, the Recipient undertakes to indemnify Autogen Research and the Discloser from all such loss, harm or liability which may flow, directly or indirectly, from a breach of this Deed by the Recipient.

5.             BREACH AND COMPULSORY DISCLOSURE

5.1           As soon as the Recipient becomes aware of any actual or threatened breach of this Deed, it must immediately notify the Discloser.  Furthermore, the Recipient is obliged to do everything reasonably within its power to prevent or stop any actual or threatened breach of this Deed.

5.2           If the Recipient is required by a law or court of competent jurisdiction to disclose any Confidential Information to any unauthorized person, it must, without delay:

(a)           inform the Discloser in writing;

(b)           follow the Discloser’s lawful direction in opposing or restricting such disclosure; and

(c)           as far as possible, only disclose the Confidential Information on terms which will maintain its confidentiality.

6.             CONFIDENTIALITY INFORMATION NO LONGER REQUIRED

6.1           Except as otherwise provided in any other contract in writing signed by the parties, the Discloser may request in writing the delivery up of Confidential Information.  Following such request, the Recipient must immediately furnish such Confidential Information to the Discloser, in each and every form in which it is held.

7.             COMMUNICATIONS WITH AUTOGEN

7.1           All communications to the Discloser relating to this Deed shall be directed to the address of the Discloser appearing in this Deed or such other address as may be notified to the Recipient from time to time.  All such communications shall be:

(a)           in writing; and

(b)           marked to the attention of the relevant person specified in clause 14.1 of the Research, Licence and Commercialisation Agreement referred to in clause 1.1(b) of this Deed.

8.             INTELLECTUAL PROPERTY

The Recipient assigns to the Discloser, or to such other person as the Discloser nominates, all present and future intellectual property rights in all subject matter created pursuant to the Recipient’s use of the Confidential Information.

9.             GENERAL

9.1           All rights and obligations under this Deed are cumulative and shall not affect or be affected by any other rights, obligations or remedies available at law.

9.2           No right under this Deed shall be deemed to be waived except by notice in writing signed by both Autogen and the Recipient.  Any such waiver will not prejudice that party’s rights in respect of any subsequent breach of this Deed.

9.3           The obligations of confidentiality under this Deed survive the termination of this Deed.

9.4           Remedies available to the Discloser for any breach or threatened breach by the Recipient of this Deed include, at the option of the Discloser, damages, specific performance, or injunction and any other remedies available to the Discloser at law.

9.5           If any provision in this Deed is held invalid, unenforceable or illegal for any reason, this Deed shall remain otherwise in force apart from such provision, which shall be deemed deleted.

9.6           This Deed will be governed and construed according to the laws in force in the state of Victoria, Commonwealth of Australia and the parties agree to submit to Courts and Tribunals of that jurisdiction.

EXECUTED as a Deed.

SIGNED SEALED AND DELIVERED for and on behalf of THE DISCLOSER by in the presence of:	) ) ) )
(Signature)

(Signature of Witness)

(Name of Witness in Full)

SIGNED SEALED AND DELIVERED for and on behalf of THE RECIPIENT in the presence of:	) ) ) )
(Signature)

(Signature of Witness)

(Name of Witness in Full)

DEED OF CONFIDENTIALITY

SCHEDULE 1

1.             Date of this Deed

2.             The Discloser

Name:

Address:

Telephone No:

Facsimile No:

Contact Person:

3.             The Recipient

Name:

Address:

Telephone No:

Facsimile No:

Contact Person:

SCHEDULE 2

ACKNOWLEDGEMENT OF OBLIGATION OF CONFIDENTIALITY

Date:

Autogen Limited

Dear Sir

Pursuant to the Deed of Confidentiality made between [                              ] (the “Discloser”) and [                                  ] (the “Recipient”) [insert date of Deed] the Recipient proposes to disclose Confidential Information the subject of the said Deed of Confidentiality to me/us.  Accordingly, I/we undertake as follows:

1.             I/We acknowledge that I am/we are aware of and understand the obligations on the Recipient under the said Deed of Confidentiality.

2.             I/We will take all steps necessary to ensure that the Confidential Information remains confidential.

3.             I/We will not disclose any of the Confidential Information to any unauthorised person or persons.

4.             I/We acknowledge that remedies available to the Discloser for any breach or threatened breach by me/us of this Acknowledgement include, at the option of Autogen, damages, specific performance, or injunction and any other remedies available to the Discloser at law.

5.             Except as otherwise provided in any written agreement between the Discloser and Recipient, the Discloser may request in writing the delivery up of Confidential Information.  Following such request, I/we undertake to immediately furnish to you such Confidential Information, in each and every form in which it is held.

6.             I/We further agree to observe the terms of the Deed of Confidentiality in favour of the Discloser to the same extent as if I/each of us had been named as the Recipient under the Deed of Confidentiality.

7.             I/We acknowledge that the terms of this undertaking survive the termination of the deed of Confidentiality.

8.             Any expressions used in this Acknowledgement shall have same meaning as in the Deed of Confidentiality.

Name	Capacity	Signature

1